Exhibit 99.1

Contact:  Joseph T. Schepers, 678-341-1401

ir@sciele.com

SCIELE PHARMA, INC. REPORTS RESULTS FOR FOURTH QUARTER
AND YEAR ENDED DECEMBER 31, 2007

Reaffirms Guidance for Full-year 2008

2007 Financial Results Include:

•                  Fourth quarter revenues were $105.0 million, an increase of 32% over fourth quarter of 2006.

•                  Fourth quarter diluted EPS was $0.52 (before restructuring and Sular related inventory charges of $0.21), an increase of 37% compared to the fourth quarter of 2006.

•                  Full-year revenues were $382.3 million, an increase of 30% over full-year 2006.

•                  Full-year diluted earnings per share (EPS) were $1.56 (excluding $0.21 of restructuring and Sular inventory related charges) and $0.10 for the COCO exchange.

•                  EBITDAS (see note (a) to the financials accompanying this release), a non-GAAP measure, was $111.5 million for the full-year 2007, an increase of 13% over 2006.

•                  Cash flow per share (see note (b) to the financials accompanying this release), a non-GAAP measure, was $2.27 per share for the full-year 2007, an increase of 26% over 2006.

•                  As of December 31, 2007, Sciele had $188 million in cash, cash equivalents and marketable securities.

•                  Restatement of previously released financials for third quarter of 2007 to recharacterize investment in Addrenex Pharmaceuticals, Inc. incurring in-process R&D pre-tax charge of $4.8 million or $0.09 per diluted share.

The Company Reaffirms Revenue and EPS Guidance for Full-year 2008:

•                  Full-year 2008 revenue is expected to be in the range of $440 million to $455 million.

•                  Full-year 2008 diluted EPS is expected to be in the range of $1.97 to $2.07, excluding any additional potential restructuring charges related to the new Sular conversion.

Atlanta, GA (February 26, 2008) – Sciele Pharma, Inc. (NASDAQ:SCRX), a specialty pharmaceutical company, today announced financial results for the fourth quarter and year ended December 31, 2007.  Net revenues for the fourth quarter of 2007 increased 32% to $105.0 million from $79.5 million in the fourth quarter of 2006. Diluted earnings per share (EPS) for the fourth quarter of 2007 (before restructuring and Sular inventory related charges of $0.21) increased 37% to $0.52 compared with $0.38 in the fourth quarter of 2006.  Diluted earnings per share for the fourth quarter 2007, including the restructuring charges, were $0.31 per share.

Sciele recorded pre-tax restructuring and Sular related charges of $8.9 million, or after-tax diluted earnings per share of $0.21, in the fourth quarter of 2007, related to the launch of its new Sular Formulation, including inventory-related charges and a reorganization of the sales force that  resulted in a reduction of approximately 100 positions.

Patrick Fourteau, Chief Executive Officer of Sciele Pharma, said, “This past year was another period of solid revenue and earnings growth, while we continued to diversify and enhance our product portfolio. We also built a substantial product pipeline that includes seven potential product launches in 2008.”

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Gross margins as a percentage of sales were 85% in the fourth quarter of 2007 compared with 87% in the fourth quarter of 2006. This decline in gross margins resulted primarily from restructuring charges related to the Sular launch inventory write-offs.  Selling, general and administrative (SG&A) expenses were $55.5 million in the fourth quarter of 2007, compared with $38.3 million in the fourth quarter of 2006.  The increase in SG&A was primarily due to higher royalties and commissions, new marketing programs for certain products, and restructuring charges associated with the transition to the new Sular formulation and sales force reductions.

Research and development (R&D) expenses were $9.4 million, or 9.0% of net revenues, for the fourth quarter of 2007 compared with $5.3 million, or 6.6% of net revenues, for the fourth quarter of 2006.  This increase was primarily related to expenses associated with the new Sular formulation and the pivotal phase III trials for glycopyrrolate and pravastatin/fenofibrate combination.

For the year ended December 31, 2007, net revenues increased 30% to $382.3 million from $293.2 million for 2006.  Diluted EPS were $1.25 for the year ended December 31, 2007, including  a $0.10 per share non-cash expense related to the Company’s redemption of its 1.75% Convertible Notes in the second quarter of 2007, a $0.09 per share expense for in-process R&D related to Addrenex Corporation in the third quarter of 2007, and $0.21 of restructuring and Sular inventory related charges in the fourth quarter of 2007.  The comparable 2006 diluted EPS was $1.20.  Cash flow per share (see note (b) to the financials accompanying this release), also a non-GAAP measure, was $2.27 per share for full-year 2007 compared with $1.80 in the prior year, an increase of 26%.  EBITDAS for full-year 2007 was $111.5 million compared with $98.5 million for 2006, an increase of 13%.

Gross margins as a percentage of sales were 86% in 2007 compared with 86% in the prior year. SG&A expenses were $190.8 million in 2007, compared with $145.3 million for 2006.  R&D expenses were $37.5 million, or 10% of net revenues, in 2007 compared with $16.6 million, or 6% of net revenues, in the prior year.

Cardiovascular/Diabetes Products

Net revenues of the Company’s Cardiovascular/Diabetes products, which include Sular, Triglide, Fortamet, Nitrolingual Pumpspray, and Altoprev, increased 4.9% to $61.7 million in the fourth quarter of 2007, compared with $58.4 million in the fourth quarter of 2006.  The increase was primarily due to the continued growth of Sular, Triglide and Nitrolingual Pumpspray as well as price increases implemented in the third quarter of 2007.  Cardiovascular/Diabetes products represented 58.8% of the Company’s total sales in the fourth quarter of 2007.

An important milestone for the Company was the approval by the U.S. Food & Drug Administration (FDA) on January 2, 2008, of the new Sular formulation.  The new Sular formulation utilizes SkyePharma’s patented GEOMATRIX® technology and provides a lower dose of Sular for each of its current doses.  The Company anticipates launching the new Sular formulation during first quarter 2008.

Total prescriptions of Triglide increased 47% for the full-year of 2007 over the full-year of 2006, according to IMS Health® NPA data.  The Company expects to increase its growth in the fenofibrate market with the introduction of Fenoglide.

Broadening targeted coverage for Nitrolingual Pumpspray, including not just physicians, but nurses, physicians’ assistants, and nurse practitioners, had a positive impact on sales of this product.

Recently Created Diabetes Sales Force to Capitalize on New Opportunities

During the fourth quarter of 2007, the Company strengthened its position in the Diabetes market through an exclusive U.S. marketing agreement with Novo Nordisk to market Prandin (repaglinide), and upon FDA approval, PrandiMet (combination of repaglinide and metformin) for the treatment of Type II diabetes.  Both of these products fit well in the Company’s Diabetes product portfolio and are an excellent complement to Fortamet.

In February 2008, the Company launched Fenoglide, which is indicated for the treatment of hyperlipidemia and hypertriglyceridemia, and is the lowest dose fenofibrate on the market.  Fenoglide utilizes LifeCycle Pharma’s Meltdose® technology, which is designed to provide enhanced absorption and greater bioavailability.  Sciele licensed this product from LifeCycle Pharma in July 2007.

Women’s Health Products

Net revenues of the Company’s Women’s Health products, which include Prenate DHA, Prenate Elite, OptiNate, Zovirax, Ponstel and Ostiva, increased 13.7% to $20 million in the fourth quarter of 2007 compared with $17.3 million in the fourth quarter of 2006.  Women’s Health products represented 19.1% of the Company’s total sales in the fourth quarter of 2007.  The Company’s Prenate family of vitamins is a leading brand of prenatal vitamins in the United States.

At the end of June 2007, the Company launched Prenate DHA, the first and only prescription prenatal vitamin with Metafolin and 300 milligrams of DHA (from a total of 365 mg of Omega-3 fatty acids), the highest amount available in a prescription prenatal vitamin. Prenate DHA is formulated to provide nutritional support prior to a baby’s conception, during pregnancy, and in the postnatal period. DHA is an Omega-3 fatty acid, which studies have shown improves a baby’s cognitive development and visual acuity.  Prenate DHA has been the most successful product launch in the prenatal DHA market. Prenate DHA had approximately 8,700 total prescriptions per week (as of February 15, 2008), according to IMS Health® NPA data.

Pediatric and Other Products

Net revenues for the Company’s Pediatric and other products, which include Orapred Orally Disintegrating Tablets (ODT) and Oral Suspension, Allegra Oral Suspension (OS), Methylin Chewable Tablets and Oral Solution, and Furadantin, increased to $23.1 million in the fourth quarter of 2007 compared with $3.8 million in the fourth quarter of 2006. This increase is primarily due to the acquisition of Alliant Pharmaceuticals. Sales of many of the products in this division are subject to seasonal fluctuations, with stronger sales in the first and fourth quarters of the year.  Pediatric and other products represented 22.1% of the Company’s total sales in the fourth quarter of 2007.

In February 2008, Sciele expanded its partnership with Sanofi-Aventis with the signing a new three-year exclusive agreement to market in the U.S. the full line of pediatric Allegra, which includes Allegra ODT and Allegra OS.

A solid base of products, combined with new product launches, beginning with Allegra ODT in the first quarter of 2008 and a new prescription treatment for head lice anticipated in mid-year 2008, are expected to create additional Pediatric growth opportunities.

Product Development

The Company’s product pipeline includes seven products:  two are under review at the FDA and five are currently in pivotal Phase III trials.  The Company plans to launch six products in 2008, pending FDA approval.  These new products are expected to be the most significant source of the Company’s future growth.

Sciele expects to launch a new product to treat head lice in mid-2008.  In August 2007, the FDA accepted the New Drug Application (NDA) that was submitted by Summers Laboratories for Aquelle, a head lice asphyxiation product that utilizes a novel mechanism of action. The FDA has assigned this application a PDUFA date of July 15, 2008.  Upon FDA approval, it will be the first non-toxic prescription medication that kills head lice by asphyxiation instead of utilizing a neurotoxic pesticide.

On August 15, 2007, the FDA accepted Novo Nordisk’s NDA for PrandiMet and Sciele expects to launch this product in the U.S. during the second half of 2008. PrandiMet represents another excellent growth opportunity for the Company in the expanding market for Type II diabetes treatments.

In the summer of 2007, the Company licensed CloniBID and Clonicel from Addrenex Pharmaceuticals, CloniBID for the treatment of hypertension and Clonicel for attention deficit/hyperactivity disorder (ADHD). CloniBID and Clonicel are both a 12-hour, sustained-release formulation of clonidine hydrochloride. The patient enrollment for the Phase III trials using Clonicel for ADHD was initiated in October 2007.  In February 2008, a 505(b)(2) NDA for CloniBID, for hypertension, was submitted to the FDA by Addrenex Pharmaceuticals.  Upon FDA approval, Sciele expects to launch this product in the first half of 2009.  Both products are designed to improve the side effect profile of clonidine.

In October 2007, the Company completed enrollment of patients in a pivotal Phase III clinical trial using pravastatin and fenofibrate to treat mixed dyslipidemia.  The Phase III clinical trial, which compares the efficacy of the combination of pravastatin and fenofibrate versus pravastatin or fenofibrate alone, is being conducted at approximately 75 sites in the United States.  The Company expects to complete this efficacy study in mid-2008.

In October 2007, Plethora Solutions initiated Phase III clinical trial patient enrollment for PSD502 for the treatment of premature ejaculation. PSD502 is a unique, proprietary, rapidly absorbed formulation of two, well-established local anesthetics, lidocaine and prilocaine, dispensed in a metered dose spray.  The efficacy studies are expected to be completed by the end of 2008.

In September 2007, Sciele completed enrollment of patients in a pivotal Phase III safety trial utilizing a liquid formulation of glycopyrrolate to treat chronic, moderate-to-severe drooling in pediatric patients.  This condition often results from cerebral palsy, as well as from other neurological disorders.  The Company expects to file an NDA with the FDA in mid-2008.  Glycopyrrolate received an orphan drug designation from the FDA, which provides seven years of marketing exclusivity after the FDA grants marketing approval.

Financial Strength

As of December 31, 2007, the Company had $188 million in cash, cash equivalents and marketable securities.  During the fourth quarter of 2007, the Company repurchased approximately $13 million, or 620,640 shares, of its common stock through its share repurchase program.  As of December 31, 2007, approximately $20.1 million was available for share repurchases under the Company’s program.

Restatement of Third Quarter 2007 Financials

In July 2007, the Company acquired certain rights to Clonicel from Addrenex Pharmaceuticals, Inc. (“Addrenex”).  In connection with this commercial arrangement, the Company also invested $6 million in Addrenex and acquired the right to appoint a member to Addrenex’s board of directors.

Due primarily to the Company’s right to appoint one director to Addrenex’s three person board of directors, as well as the magnitude of the Company’s cash investment relative to Addrenex’s equity after the investment.  BDO Seidman, LLP, the Company’s independent registered public accounting firm, has determined that the Company is deemed to have “significant control” of Addrenex.  As a result, in accordance with Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, the Company’s Addrenex investment should be accounted for using the equity method as opposed to the cost method as previously reflected in the Company’s September 30, 2007 Form 10-Q.

As a result of the required change in accounting treatment for the Company’s investment in Addrenex, the Company recorded a charge to research and development expense related to acquired in-process R&D and a corresponding reduction to its investment in Addrenex which is reported in other long term assets on the Company’s balance sheet of $4.8 million.  The effect on net income after tax adjustments for the quarter ended September 30, 2007 was a reduction in net income of $3.2 million, or $0.09 per diluted share.

Outlook

Sciele reaffirms its full-year revenue guidance for 2008 will be within a range of $440 million to $455 million and full-year 2008 diluted EPS within a range of $1.97 to $2.07 per share. This guidance for 2008 assumes an R&D expenditure rate of approximately 8% of revenues and does not include any unapproved products or any potential additional restructuring charges related to the new Sular conversion.

Conference Call

Sciele Pharma will host a conference call on Tuesday, February 26, 2008, beginning at 4:30 p.m. ET to discuss the financial results.  Analysts, investors and other interested parties are invited to participate by visiting the Company’s website, www.sciele.com, and entering the Investor Relations page.  You may also dial in to the conference call.  The dial-in numbers are (800) 811-8830 for domestic callers and (913) 312-0721 for international callers.  All callers should use passcode 2217345 to gain access to the conference call.  Please plan to dial-in or log on at least ten minutes prior to the designated start time, so management may begin promptly.

About Sciele Pharma, Inc.

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on Cardiovascular/Metabolic, Women’s Health and Pediatrics. The Company’s Cardiovascular/Metabolic products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes; its Women’s Health products are designed to improve the health and well-being of women and mothers and their babies; and its Pediatrics products treat allergies, asthma, coughs and colds, and attention deficit/hyperactivity disorder (ADHD). Founded in 1992 and headquartered in Atlanta, Georgia, Sciele Pharma employs more than 900 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life, and implementing its business platform – an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity, and Teamwork.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

We may not attain expected revenues and earnings. If we are unsuccessful in obtaining or renewing third party payor contracts for our products, we may experience reductions in sales levels and may fail to reach anticipated sales levels. If demand for our products exceeds our initial expectations or the ability of our suppliers to provide demand-meeting quantities of product and samples, our future ability to sell these products could be adversely impacted. The potential growth rate for our promoted products may be limited by slower growth for the class of drugs to which our promoted products belong and unfavorable clinical studies about such class of drugs.

We may encounter problems in the manufacture or supply of our products, for which we depend entirely on third parties. Strong competition exists in the sale of our promoted products, which could adversely affect expected growth of our promoted products’ sales or increase our costs to sell our promoted products. We may not be able to protect our competitive position for our promoted products from patent infringers. If generic competitors that compete with any of our products are introduced, our revenues may be adversely affected.

Certain of our products have experienced manufacturing issues. If the issues recur and cannot be resolved, our ability to acquire product for sale and sampling will be adversely affected. We may incur unexpected costs in integrating new products into our operations.

We may be unable to develop or market line extensions for our products or, even if developed, obtain patent protection for our line extensions; further, introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory. If these risks occur, our financial results could be adversely affected.

If we have difficulties acquiring new products or rights to market new products from third parties, our financial results could be adversely impacted. Our licensor/supplier can terminate our rights to commercialize Nitrolingual and the 60mg  dose size of this product has not yet met our expectation.

We may not experience the beneficial results of our acquisitions that we expect to receive, and the acquired products may not meet our sales expectations.

We depend on a small senior management group, the departure of any member of which would likely adversely affect our business if a suitable replacement member could not be retained.

An adverse interpretation or ruling by one of the taxing jurisdictions in which we operate could adversely impact our operating results. An adverse judgment in the securities class action litigation in which we and certain current and former directors and executive officers are defendants could have a material adverse effect on our financial results and liquidity. Our business is subject to increasing government price controls and other healthcare cost containment measures. Side effects or marketing or manufacturing problems with our products could result in product liability claims which could be costly to defend and could result in the withdrawal or recall of products from the market which would adversely affect our business. We may be found noncompliant with applicable federal, state or international laws, rules or regulations which could result in fines and/or product recalls or otherwise cause us to expend significant resources to correct such non-compliance.

A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in substantially reduced sales, substantially and adversely impacting our financial results. If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them.

We rely on operational data obtained from IMS, an industry accepted data source. IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels).

Our business and products are highly regulated; the regulatory status of some of our products makes these products subject to increased competition and other risks; and we run the risk that we, or third parties on whom we rely, could violate the governing regulations.

An adverse judgment in the pending patent litigation or in the securities class action litigation in which we and certain and former directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity.

Some unforeseen difficulties may occur.

The above are some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included above. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

SCIELE PHARMA, INC.

Condensed Consolidated Statement of Operations

(Unaudited, in thousands, except per share amounts)

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net revenues	$104,964	$79,545	$382,255	$293,181

Operating costs and expenses:
Cost of revenues	15,573	10,506	52,755	40,687
Selling, general and administrative	55,480	38,296	190,758	145,254
Depreciation and amortization	7,822	6,155	28,432	25,942
Research and development	9,416	5,264	37,522	16,587
Total operating costs and expenses	88,291	60,221	309,467	228,470

Operating income	16,673	19,324	72,788	64,711

Other income (expense), net	(1,011)	729	(4,609)	1,670

Income before provision for income taxes	15,662	20,053	68,179	66,381
Provision for income taxes	4,547	6,409	22,772	21,137

Net income	$11,115	$13,644	$45,407	$45,244

Net income per common share:
Basic:	$0.31	$0.39	$1.28	$1.29
Diluted:	$0.31	$0.38	$1.25	$1.20

Weighted average common shares outstanding:
Basic	35,416	34,997	35,423	35,109
Diluted	36,264	35,757	36,406	38,218

SCIELE PHARMA, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$188,288	$166,451
Accounts receivable, net	71,709	47,551
Inventories	26,270	26,640
Other	60,381	28,425
Total current assets	346,648	269,067

Property and equipment, net	29,676	9,142

Other assets:
Intangibles, net	416,365	305,040
Deferred tax asset	4	93
Other	23,975	6,663
Total other assets	440,344	311,796

Total assets	$816,668	$590,005

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,031	$18,874
Accrued expenses	26,490	18,965
Total current liabilities	60,521	37,839

Long-term liabilities:
Convertible debt	325,000	150,000
Deferred tax liability	4,408	12,368
Other	1,742	1,975
Total liabilities	391,671	202,182

Stockholders’ equity:
Common stock	35	36
Additional paid-in capital	272,335	282,718
Retained earnings	172,966	127,768
Accumulated other comprehensive loss	(2,832)	(4,147)
Treasury stock	(17,507)	(18,552)
Total stockholders’ equity	424,997	387,823

Total liabilities and stockholders’ equity	$816,668	$590,005

SCIELE PHARMA, INC.

Reconciliation of EBITDAS (a)
(Unaudited, in thousands)

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income, as reported (GAAP)	$11,115	$13,644	$45,407	$45,244
Less: Other income, net	(1,011)	729	(4,609)	1,670
Add: Provision for income taxes	4,547	6,409	22,772	21,137
Add: Stock-based compensation expense	3,163	1,398	10,268	7,872
Add: Depreciation and amortization	7,822	6,155	28,432	25,942
Earnings before interest, taxes, depreciation, amortization and stock-based compensation expense	$27,658	$26,877	$111,488	$98,525

(a)          The Company believes that earnings before interest, taxes, depreciation and amortization, and stock-based compensation expense (EBITDAS) is a meaningful non-GAAP financial measure as an earnings-derived indicator that may approximate cash flow.  EBITDAS, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Reconciliation of Cash Flow Per Share (b)

(Unaudited)

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income per share, as reported (GAAP)	$0.31	$0.38	$1.25	$1.20
Add: Stock-based compensation expense, net of taxes	0.06	0.03	0.19	0.14
Add: Depreciation and amortization, net of taxes	0.15	0.12	0.52	0.46
Add: Restructuring and Sular related inventory charges	0.21	—	0.21	—
Add: Non-cash expense related to the redemption of the Company’s 1.75% Convertible Notes, net of tax	—	—	0.10	—
Cash flow per share, net of taxes	$0.73	$0.53	$2.27	$1.80

(b)         The Company believes that cash flow per share is a meaningful non-GAAP financial measure as it is utilized by the financial community in evaluating the Company.  Cash flow per share, as defined and presented by the Company as net income per share before stock-based compensation expense, net of taxes, and depreciation and amortization, net of taxes, may not be comparable to similar measures reported by other companies.

Reconciliation of  Pro Forma Per Share (c)

(Unaudited)

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income per share, as reported (GAAP)	$0.31	$0.38	$1.25	$1.20
Add: One time restructuring charges	0.21	—	0.21	—
Add: Non-cash expense related to the redemption of the Company’s 1.75% Convertible Notes, net of tax	—	—	0.10	—
Pro forma per share, net of taxes	$0.52	$0.38	$1.56	$1.20

(c)   The Company believes that pro forma per share is a meaningful non-GAAP financial measure as it is excludes one-time restructuring charges to present a comparative analysis.

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